Exhibit 4.6

STATE OF DELAWARE

CERTIFICATE OF DOMESTICATION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 388 OF THE

DELAWARE GENERAL CORPORATION LAW

TenX Keane Acquisition, presently a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands (the “Non-Delaware Corporation”), does hereby certify to the following facts relating to the domestication of the Non-Delaware Corporation in the State of Delaware:

1.	The Non-Delaware Corporation was first formed on March 1, 2021 under the laws of the Cayman Islands.
2.	The name of the Non-Delaware Corporation immediately prior to the filing of this Certificate of Domestication is TenX Keane Acquisition.
3.	The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 388(b) of the Delaware General Corporation Law is Citius Oncology, Inc.
4.	The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-Delaware Corporation immediately prior to the filing of this Certificate of Domestication is the State of New York.
5.	The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-Delaware Corporation and the conduct of its business or by applicable non-United States law, as appropriate.
6.	A plan of domestication has been adopted in accordance with Section 388(l) of the Delaware General Corporation Law, and all provisions of the plan of domestication have been approved in accordance with all applicable non-United States law, including any approval required under non-United States law for the authorization of the type of corporate action specified in the plan of domestication.

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the domesticating Non-Delaware Corporation has executed this Certificate of Domestication on the ___ day of ______, 2024.

TENX KEANE ACQUISITION

By:
Name:
Title:

[Signature Page to Certificate of Domestication]